Exhibit 99.1

Amarin Appoints JEC Capital Partners’ Michael Torok to Board of Directors

DUBLIN, Ireland and BRIDGEWATER, N.J., April 7, 2025 (GLOBE NEWSWIRE) -- Amarin Corporation plc (NASDAQ:AMRN) today announced the appointment of Michael Torok, Co-Founder and Managing Director of investment firm JEC Capital Partners, as a member of the Board of Directors, effective immediately.

“On behalf of the board, I welcome Michael. His financial expertise, experience on other boards and, as a fellow shareholder, his shared priority to continue focusing on strategies to maximize shareholder value, make him a beneficial addition to the board at this time,” said Odysseas Kostas, MD, Chairman of the Board.

“I am eager to join the board and begin working with fellow directors and the senior management team to deliver on our shared interest to maximize value,” said Michael Torok, Co-Founder and Managing Director of JEC Capital Partners. “I appreciate the Amarin board’s commitment to transparency and desire to work together for the interests of all shareholders.”

About Michael Torok

Mr. Torok currently serves as Co-Founder and Managing Director of JEC Capital Partners, LLC, an investment firm with offices in the United States and Germany.

Beyond investing and portfolio management, Mr. Torok has extensive experience as a corporate director, having served on the boards of multiple public and private companies across various industries. He has contributed to audit, compensation, nominating and governance, strategic, and pricing committees, bringing expertise in capital allocation, shareholder return initiatives, mergers and acquisitions, and operational improvements.

Prior to co-founding JEC Capital Partners, Mr. Torok served as Chief Financial Officer of Integrated Dynamics Engineering, a global provider of OEM subsystems for semiconductor and medical precision tool makers, where he played a key role in its acquisition by Aalberts Industries (XAMS: AALB). Earlier in his career, he held various positions at PricewaterhouseCoopers LLP, specializing in financial services.

Mr. Torok holds a B.S. in Accounting and Finance and an M.S. in Finance from Boston College.

About Amarin

Amarin is an innovative pharmaceutical company leading a new paradigm in cardiovascular disease management. Amarin has offices in Bridgewater, New Jersey in the United States, Dublin in Ireland, Zug in Switzerland, and other countries in Europe as well as commercial partners and suppliers around the world. We are committed to increasing the scientific understanding of the cardiovascular risk that persists beyond traditional therapies and advancing the treatment of that risk.

Availability of Other Information About Amarin

Amarin communicates with its investors and the public using the company website (www.amarincorp.com) and the investor relations website (http://www.amarincorp.com/investor-relations), including but not limited to investor presentations and FAQs, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that Amarin posts on these channels and websites could be deemed to be material information. As a result, Amarin encourages investors, the media and others interested in Amarin to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on Amarin’s investor relations website and may include social media channels. The contents of Amarin’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Amarin Contact Information
Investor & Media Inquiries:
Mark Marmur
Amarin Corporation plc
PR@amarincorp.com
Investor.relations@amarincorp.com

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